Exhibit 23.2


                       CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
FFP Marketing Company, Inc.:


We consent to the incorporation by reference in this registration statement on Form S-8 of FFP Marketing Company, Inc. of our report dated March 17, 1998, with respect to the consolidated balance sheets as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, stockholders' equity/partners' capital, and cash flows for each of the years in the three year period ended December 28, 1997, and the related schedule, which appears in the December 28, 1997 Annual Report on Form 10-K of FFP Marketing Company, Inc.


                                                     /s/ KPMG Peat Marwick LLP
                                                     -------------------------
                                                     KPMG PEAT MARWICK LLP

Fort Worth, Texas
November 30, 1998